EXHIBIT 10.5

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of October 4, 2021 (this "Agreement"), by and between Strata Skin Sciences, Inc. (the "Company"), a Delaware corporation, and Christopher Lesovitz("Employee"), an individual.

W I T N E S E T H:

WHEREAS, Employee is currently the Controller of the Company and the Company desires to promote Employee, and Employee wishes to continue to be employed by the Company in a new position, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereby agree as follows:

1.          Term. The term of Employee's employment  under the terms of this Agreement shall commence on October 16, 2021 (the "Effective Date") and end when terminated in accordance with Section 5 hereof (the "Term").

2.          Duties and Services. Employee agrees to serve the Company as its Chief Financial Officer, reporting to the Chief Executive Officer of the Company (the "CEO"). Employee shall have the normal duties, responsibilities, functions and authority as provided in the Company's bylaws and as customarily exercised by the chief financial officer of a company of similar size and nature as the Company, subject to the power and authority of the CEO and/or the Company's Board of Directors (the "Board"). Employee agrees to devote his full and entire business time, attention, skill and efforts to perform services for the Company and to faithfully and diligently discharge and fulfill his duties hereunder to the best of his abilities and shall be engaged in other business activities only to the extent that such other activities do not materially interfere or conflict with his obligations to the Company hereunder. In no event shall Employee's other business activities violate his obligations under Section 7 below. The foregoing also shall not be construed as preventing Employee from (a) with the prior consent of the Board, serving on civic, educational, philanthropic or charitable boards or committees, and (b) managing personal investments, so long as such activities are permitted under the Company's Code of Conduct and employment policies. Employee shall perform his duties hereunder at the Company's principal offices, currently located in Horsham, Pennsylvania, with travel to such other places and at such times as the needs of the Company may from time-to-time dictate or be desirable.

3.          Compensation.

3.1          During the Term, the Company agrees to pay or cause to be paid to Employee, and Employee agrees to accept, a salary for all of Employee's services at the rate of Two Hundred and Fifty Thousand Dollars ($250,000.00) per annum (the "Base Salary"), payable in accordance with the Company's payroll practices and policies in effect from time to time and subject to applicable withholding of income taxes, social security taxes and such other payroll deductions as are required by law or applicable employee benefit programs.

3.2.          Bonus Program.

3.2.1          The Employee shall be entitled to an annual bonus (the “Bonus”) based upon the performance of the Company’s business during the relevant quarters of each fiscal year (“FY”) and other goals to be proposed by the CEO and approved by the Compensation Committee of the Board (the “Compensation Committee”). The target bonus for each FY shall be fifty percent (50%) of Base Salary assuming the Company achieves 100% of both the Company’s target goals and Employee’s personal goals as shall be approved annually by the Compensation Committee.

3.3.          Options; Employee shall be awarded options under the Company’s 2016 Amended and Restated Omnibus Incentive Plan (the “Plan”) as follows:

250,000 options shall be granted at the fair market value on the closing of the market on the first business day after the Effective Date.

Vesting: The Option shall vest and may be exercised in accordance with the following vesting schedule:

Option Shares shall vest in four equal installments on each of the following dates corresponding with the anniversary of the first business day after the Effective Date: on October 18, 2022; October 18, 2023; October 18, 2024; and on October 18, 2025. The options shall be awarded under the terms of the Company’s Stock Option Agreement, whose terms together with those of the Plan shall govern.

4          Employee Benefits; Vacation; Expenses.  During the Term:

(a)          Employee shall be entitled to participate, in accordance with the terms and conditions thereof, in any standard group benefit plans maintained generally for senior level employees of the Company, as the same may be in effect or amended from time to time. The foregoing, however, shall not be construed to require the Company to establish any such plans, or to prevent the Company from modifying or terminating any such plans once established.

(b)          Employee shall be entitled to vacation at the rate of four (4) weeks per year beginning on January 1st of each year, taken consecutively or in segments, subject to the effective discharge of Employee's duties and responsibilities hereunder. Vacation time will accrue on a monthly basis during any such year, and any accrued vacation time not taken during the year in which it accrued shall not have a cash value and may be rolled over to the following or any subsequent year only to the extent permitted and in accordance with then-current Company policy.

(c)          The Company shall reimburse Employee for the reasonable and necessary out-of-pocket business expenses incurred by Employee for or on behalf of the Company in furtherance of the performance of Employee's duties hereunder in accordance with the Company's policies as approved by the Board from time to time, subject in all cases to the Company's requirements with respect to reporting and documentation of such expenses.

(d)          The Company shall pay Employee a monthly car allowance of $1,000. per month to be paid via the payroll system.

5.          Termination.

(a)          Notwithstanding anything to the contrary contained herein, Employee's employment under this Agreement, as well as Employee's right to any Base Salary, Cash Bonus and/or other benefits that thereafter otherwise would accrue to Employee hereunder, shall terminate upon the earliest to occur of the following events:

(i)          The death of Employee;

(ii)          The disability (as hereinafter defined) of Employee;

(iii)          In the event of Employee's voluntary decision to terminate his employment with the Company, upon the date set forth therefor in a written notice of such termination received by the Company from or on behalf of Employee; provided that the termination date shall not be sooner than ninety days following the Company's receipt of such notice (or the elimination of doubt, Executive shall be paid through the notice period for the period in with Executive remains employed by the Company);

(iv)          Upon written notice of such termination to Employee from or on behalf of the Company or the Board (or at such later date specified therein) if: (A) there shall be "Cause" (as hereinafter defined) or (B) Employee shall have advised the Company or the Board of Employee's intention to terminate his employment with the Company;

(v)          Upon a Change of Control (as defined in Section 5(d)) of the Company unless the new controlling person or entity of the Company's business and/or assets determines otherwise; or

(vi)          Upon written notice of such termination to Employee from or on behalf of the Company or the Board, other than under a circumstance covered by, or when facts exist that would comprise, any of clauses (i), (ii), (iii), (iv) or (v) of this Section 5(a).

(b)          Employee shall be deemed to be under a "disability" for purposes hereof, at the option of the Company by written notice to Employee, (i) if Employee and the Board agree that Employee is disabled, or (ii) in the event that Employee shall be unable to or shall fail to render and perform the services required of Employee under this Agreement for 30 consecutive days or an aggregate of 60 days in any consecutive 12-month period because of physical or mental incapacity or disability, such option to be exercisable by the Company.

(c)          For purposes of this Agreement, the term "Cause" is defined as: (i) the conviction of Employee for (or Employee's plea of  nolo contendere to) a felony or a crime involving moral turpitude; (ii) Employee's material violation of any written Company policy or the material terms of this Agreement after written notice of such failure and failure to cure within ten (10) days; (iii) Employee's failure to follow a lawful direction of the Board after written notice of such failure and failure to cure within ten (10) days; (iv) a breach by Employee of a fiduciary responsibility owing to the Company or any of its affiliates; (v) Employee's failure to perform such duties as are reasonably delegated or assigned to Employee after written notice of such failure and failure to cure within ten (10) days; (vi) drug or alcohol abuse by Employee, but in the first instance of such drug or alcohol abuse, only if the Employee fails to seek appropriate counseling or fails to complete a prescribed counseling program to the satisfaction of the Board; and (vii) a breach by Employee of Section 7 of this Agreement or any other obligation relating to non-competition, non-solicitation of employees, customers, licensees or licensors, confidentiality, or ownership and/or rights as to creations and/or proprietary information or property, under any written agreement in effect from time to time, in favor of the Company.

(d)          For purposes of this Agreement, the term "Change of Control" is defined as: (i) any "person," as such term is used in sections 13(d) and 14(d) of Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 75% or more of the total voting power represented by the Company's then outstanding voting securities; provided, however, that no Change of Control shall be deemed to occur by reason of the acquisition of securities of the Company by one or more investors in the Company in capital-raising transactions; (ii) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the outstanding capital stock of the Company; (iii) a merger or consolidation in which the Company is a party and in which the stockholders of the Company before such Change of Control do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such transaction; or (iv) an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.-

(e)          Severance; Release.

(i)          In the event of, and only upon, the termination of the employment of Employee under this Agreement pursuant to (A) Section 5(a)(v) if Employee has not been offered post-Change of Control employment by the Company or any successor entity, or if Employee is offered post-Change of Control employment by the Company or any successor entity, the position offered to Employee would result in a material reduction in Employee's duties, authority or responsibilities as in effect immediately prior to such Change of Control, or Employee is offered post-Change of Control employment and accepting such employment requires that Employee  relocate to an office more than 75 miles from his primary residence or (B) Section 5(a)(vi), then the Company shall: (x) pay Employee his Base Salary and the amount of any Cash Bonus earned hereunder but unpaid through the date of such termination, and (y) (I) pay Employee severance in according to the following schedule: (i) should such termination occur between the Effective Date and 120 days of employment as the CFO, an amount equal to Employee's then current Base Salary for four (4) months payable in equal installments, less applicable taxes and withholdings, pursuant to the Company's normal payroll procedures over four (4) months, (ii)  should such termination occur between the 121st day of employment as CFO and 180 days, an amount equal to Employee's then current Base Salary for six (6) months payable in equal installments, less applicable taxes and withholdings, pursuant to the Company's normal payroll procedures over six (6) months, (iii) should such termination occur between the 181st day of employment as CFO and the termination or expiration of this Agreement, an amount equal to Employee's then current Base Salary for nine (9) months payable in equal installments, less applicable taxes and withholdings, pursuant to the Company's normal payroll procedures over nine (9) months as provided herein, and (II) provided Employee timely elects, and remains eligible for, continued group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as "COBRA"), reimburse Employee, on a monthly basis upon presentation of proof of payment by Employee, for COBRA premiums in an amount such that Employee's net cost (after tax) for continued health insurance coverage is the same as Employee's cost for such benefits as in effect on the date of termination and such reimbursement shall continue until the earlier of: (a) the date that is four, six, or nine months after the date of termination as corresponding to items (i), (ii) or (ii) of this paragraph, as applicable, and (b) the date Employee becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA (the payments and benefits in this Section 5(e)(i) hereinafter collectively are referred to as the "Termination Benefits").

(ii)          Any severance payments due under Section 5(e)(i) shall commence as soon as administratively feasible within sixty (60) days after Employee's termination of employment provided Employee has timely executed and returned the Release referred to in Section 5(e)(iv) and, if a revocation period is applicable, Employee has not revoked the Release; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance payments shall begin to be paid in the second calendar year. On the date that severance payments commence, the Company will pay Employee in a single lump sum payment, less applicable taxes and withholding, the severance payments that Employee would have received on or prior to such date but for the delay imposed by the immediately preceding sentence, with the balance of the severance payments to be paid as originally scheduled. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), each installment payment is considered a separate payment.  To the full extent permitted by Code section 409A, it is intended that any severance amount shall be exempt from the requirements of Code section 409A by reason of either (1) the exemption set forth in Treas. Regs. 1.409A-1(b)(9)(iii) or (2) the short-term deferral rule under Treas. Regs. 1.409A-1(b)(4).

(iii)          In the event that Employee's employment terminates under any circumstance other than as described in Section 5(e)(i), then the Company shall not be obligated to provide any Termination Benefits to Employee or to provide any other severance, termination or similar payments or compensation or benefits, regardless of any general or other policy, plan or practice as to severance or employment termination in effect from time to time, other than Base Salary and any Cash Bonus earned but unpaid through the date of such termination.

(iv)          Notwithstanding anything to the contrary set forth herein, the obligation to pay any Termination Benefits is expressly conditioned upon: (A) the execution by Employee and delivery to the Company of, and the effectiveness (after the expiration of any and all revocation and cancellation periods and rights) of, a separation agreement and general release from Employee in such form as shall be required by the Company (the "Release") as represented by the terms set forth in Exhibit A hereto; (B) Employee's return of all Company property to the Company; and (C) Employee's resignation from all positions with the Company and any affiliated company. In no event shall any Termination Benefits be payable unless and until the Release becomes effective and all statutory rights to rescind, revoke or terminate the same have expired unexercised.

(v)          Any Termination Benefits paid hereunder shall be in lieu of any other claim by Employee for compensation whether under this Agreement, or under any wage continuation law or at common law or otherwise, or any and all claims to severance or similar payments or benefits which Employee may otherwise have or make, except that Employee may still seek unemployment insurance. Without limiting any other rights or remedies which the Company may have, the Company shall be under no obligation to pay any Termination Benefits, and Employee shall immediately reimburse the Company in full for any and all Termination Benefits paid to Employee hereunder, if Employee violates any of the provisions of Section 7.

(f)          Parachute Provisions. Payments under this Agreement shall be made without regard to whether the deductibility of such payments (or any other payments) would be limited or precluded by Section 280G of the Code, and without regard to whether such payments would subject Employee to the federal excise tax levied on certain "excess parachute payments" under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the limitation or elimination of any amount payable under this Agreement, then the amount payable under this Agreement will be reduced to the extent necessary to maximize the Total After-Tax Payments. The determination of whether and to what extent payments under this Agreement are required to be reduced in accordance with the preceding sentence will be made by the Company's independent auditors. In the event of any underpayment or overpayment under this Agreement (as determined after the application of this Section 5(f)), the amount of such underpayment or overpayment will be immediately paid by the Company to Employee or refunded by Employee to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. For purposes of this Agreement, "Total After-Tax Payments" means the total of all "parachute payments" (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Employee (whether made hereunder or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

6.          Deductions and Withholding. Employee agrees that the Company shall be entitled to withhold from any and all payments required to be made to Employee pursuant to this Agreement all federal, state, local and/or other taxes which it determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

7.          Restrictive Covenants.

(a)          For and in consideration of the Company's employment of Employee as set forth in this Agreement, including, but not limited to, the compensation and benefits provided to Employee pursuant to Sections 3 and 4, the adequacy and sufficiency of which are hereby irrevocably acknowledged by Employee, Employee agrees that Employee shall not, and shall not permit any person or entity directly or indirectly controlled by Employee (alone or together with others) (the "Employee Affiliates") to, directly or indirectly (including, without limitation, through ownership, management, operation or control of any other person or entity, or participation in the ownership, management, operation or control of any other person or entity, or by having any interest, as a stockholder, lender, investor, agent, consultant, employee, partner or otherwise, in or with respect to any other person or entity) do any of the following:

(i)          during the period of Employee's employment with the Company and for twelve (12) months following the date of termination of Employee's employment for any reason (the "Restricted Period"), Employee will not own, manage, operate, control, invest in, participate in, provide consulting services to, or be involved or associated with in any capacity, any person or entity that competes directly or indirectly with the business conducted by the Company or proposed to be conducted by the Company during the time Employee was employed by the Company or during the Restricted Period, within the geographical areas in which the Company is doing business or proposes to do business at the time of Employee's termination of employment; provided that the foregoing shall not prohibit Employee and Employee Affiliates from owning in the aggregate less than one percent of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market; Employee acknowledges that the Company conducts business on a nationwide and international basis, that its sales and marketing prospects are for expansion into national and international markets not currently penetrated and that, therefore, the territorial and time limitations set forth in this Section are reasonable and properly required for the adequate protection of the business of the Company;

(ii)          during the Restricted Period: (A) solicit, encourage or entice any client, customer, vendor, licensee, licensor, consultant or supplier of or to the Company to cease to do business with, or to reduce or modify the business such person or entity has done with or intends to do with, or to end, reduce or modify any relationship or proposed relationship of such person or entity with, the Company, or (B) interfere with, disrupt or attempt to disrupt or otherwise jeopardize any relationship of the Company with any client, customer, vendor, licensee, licensor, consultant or supplier or any other person or entity with whom the Company has a business relationship;

(iii)          during the Restricted Period, encourage, entice or induce any person who at the time of Employee's termination of employment or at any time during the eighteen (18) month period immediately preceding such termination is or was an employee of, or a consultant to, the Company to leave the employ of, or to terminate any such consulting arrangement with the Company, or, with respect to any such employee or consultant who is then an employee of or consultant to the Company, to become an employee of, or consultant to, any other person or entity, or employ or retain any such person; or

(iv)          during the Restricted Period and at all times thereafter, disparage, criticize or make statements which may be perceived as negative, detrimental or injurious to the Company, or any of the management, owners, business, policies or practices of the Company.

(b)          Employee acknowledges and agrees that Employee's employment by the Company necessarily will involve Employee's understanding of and access to trade secrets and confidential or proprietary information and property, and personal information pertaining to the business and affairs of the Company, and its licensors, clients, customers, licensees, consultants and suppliers of or to any of them, including, without limitation, data, databases, know-how, trade secrets, marketing plans and opportunities, cost and pricing information, strategies, forecasts, licensee and customer lists, reports and surveys, concepts and ideas, computer software, systems and programs (including source code and documentation), and techniques and technical information, whether acquired by, or provided or made available to, Employee before, on or after the date of this Agreement by reason of Employee being or having been an employee of the Company and Employee agrees to keep all such information confidential.  Employee and the Company have entered into that certain Employee Confidentiality and Invention Agreement dated as of the date hereof (the "Confidentiality Agreement") and attached hereto as Exhibit A, the terms and conditions of which are incorporated by reference herein and made a part hereof. The terms and provisions of this Agreement shall control and govern in respect of any conflict between the terms of this Agreement and the Confidentiality Agreement.

(c)          Employee represents that his employment with the Company will not violate or conflict with any obligations to any previous employer or other party, including without limitation, obligations relating to nondisclosure, proprietary information, non-competition and non-solicitation.

(d)          Because irreparable harm would be sustained by the Company in the event that there is a breach by Employee of any of the terms, covenants and agreements set forth in this Section 7, in addition to any other rights and remedies that the Company may otherwise have, the Company shall be entitled to obtain specific performance and/or injunctive relief against Employee from any court of competent jurisdiction, without making a showing that monetary damages would be inadequate and without the requirement of posting any bond or other security whatsoever, in order to enforce or prevent any breach or threatened breach of any of the terms, covenants and agreements set forth in this Section 7.

(e)          Each of the obligations of Employee under this Section 7 shall survive the termination of Employee's employment by the Company for any reason whatsoever.

(f)          Employee acknowledges that: (i) the enforcement of any of the restrictions on Employee or any other provisions contained in this Section 7 (the "Restrictive Covenants") against Employee would not impose any undue burden upon Employee; and (ii) none of the Restrictive Covenants are unreasonable as to duration or scope. If notwithstanding the foregoing, any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason (including, without limitation, any provision which may be held unenforceable because of the scope, duration or area of its applicability), unless narrowed by construction, such provision shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable (and the court making any such determination as to any provision shall have the power to, and shall, modify such scope, duration or area or all of them, and such provision shall then be applicable in such modified form in such jurisdiction only). If, notwithstanding the foregoing, any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, such provision, as to such jurisdiction, shall be ineffective only to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining provisions of this Agreement, or affecting the validity or enforceability of such provision in any other jurisdiction.

(g)          In the event that Employee's employment with the Company is terminated for any reason and Employee thereafter obtains employment or engagement by another person or entity (a "Subsequent Employer"), Employee agrees to advise such Subsequent Employer of Employee's continuing obligations under this Agreement.

(h)          The Restricted Period and any additional periods thereafter under this Section 7 shall be tolled and shall cease to run during the period of any violation by Employee of any of the Restrictive Covenants.

8.          No Conflicts.  Employee represents and warrants that Employee is not party to any agreement, contract or understanding, whether of employment, consultancy or otherwise, in conflict with this Agreement or which would in any way restrict or prohibit Employee from undertaking or performing services for the Company.  Employee hereby acknowledges that Employee has not foregone any other opportunity, financial or otherwise, in connection with Employee's execution and delivery of this Agreement or Employee's rendering of services to the Company.

9.          Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service; (c) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, by certified or registered mail, return receipt requested, postage and fees prepaid; or (d) on the date of transmission (subject to written confirmation of receipt), if sent by facsimile or e-mail to the other party hereto. Any such notice, if to Employee, shall be sent to Employee's address set forth on the signature page hereto or Employee's principal residence address then known to the Company, and, if to the Company, shall be sent to the Chief Executive Officer and to the Chairman of the Board. Either party may change the address to which notices, requests, demands and other communications hereunder shall be sent by sending written notice of such change of address to the other party in the manner hereinabove provided.

10.          Assignability and Binding Effect.  This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representatives of Employee, and shall inure to the benefit of and be binding upon the Company and its successors and assigns, but the obligations of Employee may not be delegated or assigned. Employee shall not be entitled to assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of his rights or obligations hereunder, and any such attempted delegation or disposition shall be null and void and without effect. It is hereby acknowledged and agreed that the Company shall have the right to assign all or any part of its rights in respect of the covenants and agreements set forth in Section 7 of this Agreement to one or more direct or indirect acquirors of any of the assets or business of, or control of, the Company, and that this Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company to and in such event may be assumed by any assignee of or successor to the Company.

11.          Waiver and Compliance; Consents. Except as otherwise provided in this Agreement, any failure of either party to this Agreement to comply with any obligation, covenant, agreement or condition herein may be waived by the other party hereto only by written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.

12.          Entire Agreement; Amendments. This Agreement and the Confidentiality Agreement referenced herein sets forth the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and is expressly intended to supersede any and all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.  With respect to the subject matter hereof, no representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth. This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto.

13.          Headings, Construction, Interpretation. The captions and section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." When used in this Agreement, words such as "herein", "hereinafter", "hereof", "hereto", and "hereunder" shall refer to this Agreement as a whole, unless the context clearly requires otherwise. The use of the words "either" and "any" shall not be exclusive.

14.          Code Section 409A. This Agreement shall be interpreted and administered to the extent practicable in a manner consistent with the following statement of intent: All benefits and compensation payable to Employee pursuant to this Agreement are intended to be exempt from the definition of "nonqualified deferred compensation plan" or "deferral of compensation" under Code Section 409A in accordance with one or more exemptions available under the Treasury Regulations promulgated under Code Section 409A. To the extent that any benefit or payment is or becomes subject to Code Section 409A, this Agreement is intended to comply with the requirements of Code Section 409A as applicable to such benefit or payment.

15.          Governing Law; Venue. This Agreement and the legal relations among the parties shall be governed by the internal laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws. Any litigation arising in connection with or related to this Agreement or any of the subject hereof shall be tried solely by and in the United States District Court for the Eastern District of Pennsylvania, provided that, if such litigation shall not be permitted to be tried by such court, then such litigation shall be held solely in the state courts of Pennsylvania sitting in Montgomery County. Each party hereto irrevocably consents to and confers personal jurisdiction on the United States District Court for the Eastern District of Pennsylvania, or, if (but only if) the litigation in question shall not be permitted to be tried by such court, or the state courts of Pennsylvania sitting in Montgomery County, and expressly waives any objection to the venue of such court, as the case may be and any argument that any case filed should be transferred to a more convenient forum.

16.          Mutual Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT, OR THE EMPLOYMENT OF EMPLOYEE, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO AGREES THAT EITHER OF THEM MAY FILE A COPY OF THIS AGREEMENT UNDER SEAL WITH THE COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY DISPUTE OR CONTROVERSY WHATSOEVER BETWEEN THEM SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

17.          Knowing and Voluntary Agreement. The parties to this Agreement acknowledge and agree that each of them has had a full and fair opportunity to carefully read and review the terms and provisions of this Agreement and consult with their own attorney concerning the meaning and effect of this Agreement. By executing this Agreement, each of the parties hereto represents, acknowledges, and agrees that such party fully understands his or its right to discuss all aspects of this Agreement with his or its own attorney, that to the extent he or it wanted to talk to his or its attorney he or it has availed himself or itself of that right, that he or it has carefully read and fully understands all the provisions of this Agreement, and that he or it is knowingly and voluntarily entering into this Agreement and signing it of his or its own free will.

18.          Interpretation. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement. No provision of this Agreement shall be construed against either party on the grounds that such party or its counsel drafted that provision.

19.          Counterparts; Signatures. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one Agreement. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission, shall be treated in all manner and respects as an original Agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of either party hereto the other party hereto shall re-execute original forms thereof and deliver them to such requesting party. No party hereto shall raise the use of a facsimile machine or electronic transmission to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

[Balance of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

COMPANY:
STRATA SKIN SCIENCES, INC.
By: /s/ Robert Moccia
Robert Moccia
Chief Executive Officer

EMPLOYEE:
/s/ Christopher Lesovitz
Christopher Lesovitz

Address:

Exhibit A

FORM OF RELEASE

I, Christopher Lesovitz (“Executive”), in consideration of the payments and commitments referred to in the Employment Agreement, dated as of October 18, 2021 (the “Agreement”), between Executive and STRATA Skin Sciences, Inc., which Executive acknowledges to be good and valuable consideration for Executive’s obligations hereunder.  Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

1.          General Release and Waiver of Claims.  Executive hereby releases and forever discharges the Company and all of its past and present subsidiaries, parent and related corporations, companies, joint ventures, partnerships, and divisions, and their past and present directors, trustees, officers, partners, members, managers, supervisors, employees, attorneys, and agents and their predecessors, successors and assignees (sometimes referred to collectively in this Release, together with the Company, as “Releasees”), from any and all legal, equitable or other claims, debts, contracts, complaints or causes of action (hereinafter referred to collectively as “Claims”), whether known or unknown, asserted or unasserted, that Executive ever had, now has or hereafter may have against the Company or any or all of the other Releasees, including but not limited to causes of action, claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with: (i) Executive’s employment with the Company or the termination thereof or resignation therefrom, (ii) Executive’s service as a director of the Company or any subsidiary or resignation therefrom (to the extent applicable), (iii) any claims, causes of action, suits, demands or other obligations or liabilities related to the Company’s certificate of incorporation or bylaws, including in his capacity as a current and former director and officer of the Company (except as otherwise set forth in clause (H) below); and (iv) all such other claims that Executive could assert against any, some, or all of the Releasees in any forum, accrued or unaccrued, liquidated or contingent, direct or indirect.  Executive covenants not to sue the Releasees for any of the claims released above, agrees not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action.  Further, Executive agrees not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Releasees, except as required by law.  Further, Executive agrees not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Releasees, except as required by law.

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by Executive of, or prevents Executive from making or asserting: (A) the payments and benefits which Executive is entitled to receive pursuant to the provisions of the Agreement; (B) any claim or right Executive may have under COBRA; (C) any claim or right Executive may have for unemployment insurance benefits or workers’ compensation benefits; (D) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (E) any claim or right that may arise after the execution of the Agreement; (F) any claim that cannot be waived as a matter of law pursuant to federal, state or local law, including without limitation, whistleblower claims under the Corporate and Criminal Fraud Accountability Act of 2002 (Sarbanes-Oxley), the Securities and Exchange Commission Whistleblower Program, and the Commodities Futures Trading Commission Whistleblower Program; (G) any claim or right Executive may have under this Release, the Agreement, Executive’s equity grant documentation or any agreements among stockholders of the Company; (H) any right which Executive now has or may hereafter have to claim a defense and/or indemnity for liabilities to third parties in connection with Executive’s activities as a director or officer or employee of the Company or any of its subsidiaries, affiliates or clients pursuant to the terms of any applicable statute, any indemnity agreement with the Company or any subsidiary, affiliate or client thereof, under any insurance policy, pursuant to the certificate of incorporation or bylaws or established policies of the Company or any subsidiary, affiliate or client thereof, or otherwise; and/or (I) claims for fraud or claims that Executive can only assert in response to claims asserted against Executive by the Company.

2.          Specific Release and Waiver of Claims.  Executive acknowledges and agrees that the Claims being released in this Release include, but are not limited to, any claim which could be asserted now or in the future under:  (i) the common law, including but not limited to theories of breach of express or implied contract or duty, tort, wrongful separation, defamation or violation of public policy; (ii) any policies, practices or procedures of the Company and/or Releasees; (iii) any federal, state and/or local statute or regulations including but not limited to, the Worker Adjustment and Retraining Notification (WARN) Act or any similar state or local laws; the Executive Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C.§§ 12101 et. seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e et seq.; the Equal Pay Act, 29 U.S.C. §§ 206 (d) et seq.; the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; the Genetic Information Non-Discrimination Act, 42 U.S.C. § 2000ff-1 et seq.; the Lilly Ledbetter Fair Pay Act; the Pennsylvania Human Relations Act; the Pennsylvania Wage Payment and Collective Law; the Pennsylvania Equal Pay Act; and/or any applicable state or local law or ordinance; (iv) any contract of employment, expressed or implied; (v) any provision of the Constitution of the United States, and any applicable state constitution; (vi) any and all claims or actions for attorneys’ fees; and (vii) any provision of any other law, common or statutory, of the United States, or any applicable state or locality; in each case subject to the exceptions set forth in Section 1(A) through (H) of this Release.  This Release does not waive rights or claims that may arise after the date the waiver is executed.

Executive acknowledges that, as of the date hereof, Executive has no knowledge of any medical or other facts that would give rise to a claim for workers’ compensation benefits with respect to Executive’s employment with the Company, and further acknowledge and agree that, as it relates to Executive’s employment with the Company, the Company complied in all respects with its obligations under the Fair Labor Standards Act and the Pennsylvania Minimum Wage Act.  Executive acknowledges that, as of the date hereof, Executive has no knowledge of any facts that would give rise to a whistleblower claims under the Corporate and Criminal Fraud Accountability Act of 2002 (Sarbanes-Oxley), the Securities and Exchange Commission Whistleblower Program, the Commodities Futures Trading Commission Whistleblower Program, or any other government-administered whistleblower program.

3.          Notice of Special Rights Under the ADEA.  In addition to the release of the Company and the other Releasees from any and all Claims which arose up to and including the date of this Release, Executive further acknowledges with respect to the release of Claims under the ADEA (to the extent that Executive may have any Claims under the ADEA based upon his age) that:

(a)          Executive has waived these Claims knowingly and voluntarily in exchange for severance and other benefits which are of value, and that Executive would not otherwise have been entitled to those benefits;

(b)          Executive is hereby advised in writing by Releasees to consult with an attorney in connection with the Agreement and this Release;

(c)          Executive has been given a period of twenty-one (21) days within which to consider this Release but Executive understands that he need not consider the Agreement for that full period before signing it;

(d)          Executive understands that he  may revoke this waiver of Claims under the ADEA for a period of seven (7) days following the date he signs this Release and that his waiver of ADEA Claims will not become effective until the revocation period has expired;

(e)          If Executive wishes to revoke the waiver of Claims under the ADEA, that revocation shall be made by forwarding a written revocation to the Company Health to be received no later than the close of business on the seventh (7th) day following the date on which Executive has signed this Release; and

(f)          If Executive timely revokes the waiver of ADEA Claims in accordance with the above Sub‑Paragraph, Executive will no longer be eligible for the payment referred to in Paragraph 2 of the Agreement, but such revocation will not be effective with respect to Executive’s release of all other Claims covered by this Release and shall remain subject to all other commitments set forth in this Release and the Agreement.  The other Claims covered under this Release and any consideration Executive received prior to Executive’s revocation is valid and adequate consideration with respect to the remainder of this Release and Executive’s waiver of such other Claims.

This Agreement complies in all respects with Section 6(f) of the ADEA, that is, the waiver provisions of the Older Worker Benefit Protection Act.

4.          Complaints.  Executive represents and warrants that neither Executive nor anyone acting on Executive’s behalf has filed any complaint against the Company or any other Releasees with any local, state, or federal court or any other governmental or regulatory body.  Executive acknowledges that neither Executive nor anyone acting on Executive’s behalf has to date filed any charge or complaint with the Equal Employment Opportunity Commission or any state or any local agency authorized to investigate charges or complaints of unlawful employment discrimination (together, “Agency”).  Executive understands that nothing in this Release bars Executive or anyone acting on Executive’s behalf from filing a charge or complaint of unlawful employment discrimination with an Agency, or assisting in an investigation of a charge or complaint of unlawful employment discrimination by an Agency.  However, if any Agency or court has now assumed or later assumes jurisdiction of any complaint or charge on Executive’s behalf against any Releasees, Executive will disclaim entitlement to any relief.

Additionally, nothing in this Agreement precludes Executive from participating in any investigation or proceeding before any federal or state agency or governmental body. However, while Executive may file a charge and participate in any such proceeding, by signing this Agreement, Executive waive any right to bring a lawsuit against the Released Parties, and waive any right to any individual monetary recovery in any such proceeding or lawsuit; provided, however, nothing in this Agreement is intended to impede Executive’s ability to report securities law violations to the Securities and Exchange Commission under the Dodd-Frank Act, or to receive a monetary award from such government administered whistleblower-award program.  Nothing in this Agreement waives Executive’s right to testify or prohibits Executive from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when Executive has been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or the legislature.

5.          Release of Duties and Acknowledgment of Compensation.  Executive hereby acknowledges and agrees that Executive was relieved from all duties of his employment and with the Company as of ___________________; that Executive has been paid in full for all wages, compensation and benefits due to Executive for his employment and service with the Company through the date of Executive’s separation; and, that he shall not be entitled to any wages, compensation or benefits except as set forth in Paragraph 2 of the Agreement.

6.          Executive Representations.  Executive represents and warrants that the following statements are true:

•	Executive is signing this Release voluntarily, and has read and understands each of its provisions.
•	No promises, agreements or representations have been made to Executive to induce his to sign this Release, except those that are written in the Agreement.
•	The payments and other benefits offered in the Agreement include payments and benefits to which Executive would not be entitled but for this Release.
•
Executive understands and agrees that this Release does not cancel or otherwise diminish his post-employment obligations with the Company relating to confidentiality or the use or disclosure of confidential information of the Company.

7.          Effective Date.  This Release will be effective when Executive signs and returns it to the Company and does not timely revoke it.

[Signature page follows on next page]

IN WITNESS WHEREOF, I have executed this Release.

EXECUTIVE
Date: __________________	__________________________
Christopher Lesovitz